Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Acorda Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statements Registration Statement (Nos. 333-164626, 333-158085, 333-131846 and 333-149726) on Form S-8 and in the registration statements (Nos. 333-164312, and 333-152826) on Form S-3 of Acorda Therapeutics, Inc. of our reports dated March 1, 2011 with respect to the consolidated balance sheet of Acorda Therapeutics, Inc. and subsidiaries as of December 31, 2010, and the related consolidated statements of operations and, changes in stockholders’ equity, and cash flows for the year then ended and the effectiveness of internal control over financial reporting of as of December 31, 2010, which reports appear in the December 31, 2010 Annual Report on Form 10-K of Acorda Therapeutics, Inc.

/s/ Ernst & Young LLP
Ernst & Young LLP

MetroPark, New Jersey
March 1, 2011